Exhibit 10.3
AMENDMENT NUMBER SIX TO THE
COUSINS PROPERTIES INCORPORATED
2005 RESTRICTED STOCK UNIT PLAN
     WHEREAS, the Compensation, Succession, Nominating and Governance Committee of the Board of Directors of Cousins Properties Incorporated (the “Committee”) has the authority, pursuant to § 9 of the Cousins Properties Incorporated 2005 Restricted Stock Unit Plan (the “Plan”) to amend the Plan from time to time, to the extent the Committee deems necessary or appropriate;
     WHEREAS, the Committee has determined that it is in the best interest of Cousins Properties Incorporated to amend the Plan in various respects to be consistent with the Cousins Properties Incorporated 2009 Incentive Stock Plan and has approved an amendment to the Plan to effect these changes;
     NOW THEREFORE, the Plan is amended, as approved by the Committee, effective as of May 12, 2009, as follows:
§ 1.
     By amending § 2.6 to read as follows:
     2.6 Change in Control — means any one of the following events or transactions
(a)	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) after May 12, 2009 becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 30% or more of the combined voting power for election of directors of the then outstanding securities of the CPI or any successor to the CPI; provided, however, the following transactions shall not constitute a Change of Control under this § 2.6(a): (A) any acquisition of such securities by any employee benefit plan (or a related trust) sponsored or maintained by the CPI or any corporation controlled by the CPI, (B) an acquisition of voting securities by the CPI or by any person owned, directly or indirectly, by the holders of at least 50% of the voting power of the CPI’s then outstanding securities in substantially the same proportions as their ownership in CPI shares, (C) any acquisition of voting securities in a transaction which satisfies the requirements of § 2.6(e)(A), § 2.6(e)(B) and § 2.6(e)(C), or (D) any acquisition directly from the CPI;

(b)	during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease for any reason after May 12, 2009 to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(c)	the shareholders of the CPI after May 12, 2009 approve any dissolution or liquidation of the CPI;

(d)	the consummation of a sale or other disposition of all or substantially all of the assets of the CPI, other than a transaction (A) in which the CPI’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 51% of the voting power of the surviving entity immediately after the transaction, (B) where at least 50% of the directors of the surviving entity were CPI directors at the time the Board approved the transaction (or whose nominations or elections were approved by at least two-thirds of the CPI directors who were on the Board at that time), and (C) after which no person or group owns 20% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the CPI prior to the consummation of the transaction; or

(e)	consummation by the CPI of (i) any consolidation, merger, reorganization or business combination, or (ii) the acquisition of assets or stock in another entity, in each case, other than a transaction (A) in which the CPI’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 51% of the voting power of the surviving entity immediately after the transaction, (B) where at least 50% of the directors of the surviving entity were CPI directors at the time the Board approved the transaction (or whose nominations or elections were approved by at least two-thirds of the CPI directors who were on the Board at that time), and (C) after which no person or group owns 20% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the CPI prior to the consummation of the transaction.
§ 2.
     By adding the following new definitions as § 2.21, § 2.22 and § 2.23:
     2.21. Cause — means, unless otherwise provided in a Key Employee’s Award Certificate, the occurrence of any of the following:

(a)	Key Employee is convicted of, or pleads guilty to, any felony or any misdemeanor involving fraud, misappropriation or embezzlement, or Key Employee confesses or otherwise admits to the CPI, any of its Subsidiaries or Affiliates, any officer, agent, representative or employee of the CPI or one of its Subsidiaries or Affiliates, or to a prosecutor, or otherwise publicly admits, to committing any action that constitutes a felony or any act of fraud, misappropriation, or embezzlement; or

(b)	there is any material act or omission by Key Employee involving malfeasance or gross negligence in the performance of Key Employee’s duties to the CPI or any of its Subsidiaries or Affiliates to the material detriment of the CPI or any of its Subsidiaries or Affiliates; or

(c)	Key Employee breaches in any material respect any other agreement or understanding between Key Employee and the CPI in effect as of the time of such termination;
     provided, however, that no such act or omission or event shall be treated as “Cause” under this definition unless:
(d)	Key Employee has been provided a detailed, written statement of the basis for CPI’s belief that such act or omission or event constitutes “Cause” and an opportunity to meet with the Committee (together with Key Employee’s counsel if Key Employee chooses to have counsel present at such meeting) after Key Employee has had a reasonable period in which to review such statement; and

(e)	the Committee after meeting with Key Employee (unless Key Employee refuses the opportunity for such meeting) determines reasonably and in good faith and by the affirmative vote of at least a majority of the members of the Committee then in office at a meeting called and held for such purpose that “Cause” does exist under the Plan.
     2.22. Good Reason” means, unless otherwise provided in a Key Employee’s Award Certificate:
(a)	there is a reduction after a Change in Control, but before the end of Key Employee’s Protection Period, in Key Employee’s annual base salary or there is a reduction after a Change in Control, but before the end of Key Employee’s Protection Period, in Key Employee’s eligibility to receive any annual bonuses or other incentive compensation, such that Key Employee’s eligibility to receive such bonuses or other incentive compensation is substantially different than it was immediately prior to such Change in Control, all without Key Employee’s express written consent;
(b)	there is a significant reduction after a Change in Control, but before the end of Key Employee’s Protection Period, in the scope of Key Employee’s duties, responsibilities, or authority, or a change in Key Employee’s reporting level by more than two levels (in each case, other than as a result of a mere change in Key Employee’s title, if such change in title is consistent with the organizational structure of the CPI or its successor following such Change in Control), all without Key Employee’s express written consent;

(c)	the CPI or any successor thereto, at any time after a Change in Control, but before the end of Key Employee’s Protection Period (without Key Employee’s express written consent), transfers Key Employee’s primary work site from Key Employee’s primary work site on the date of such Change in Control or, if Key Employee subsequently consents in writing to such a transfer [under this Agreement], from the primary work site that was the subject of such consent, to a new primary work site that is more than thirty-five (35) miles from Key Employee’s then current primary work site, unless such new primary work site is closer to Key Employee’s primary residence than Key Employee’s then current primary work site; or

(d)	the CPI or any successor thereto, after a Change in Control, but before the end of Key Employee’s Protection Period (without Key Employee’s express written consent), fails to continue to provide to Key Employee health and welfare benefits, deferred compensation benefits, Key Employee perquisites (other than the use of a CPI airplane for personal purposes), stock options, restricted stock and restricted stock unit grants, each as applicable at the time of such Change in Control, that are in the aggregate comparable in value to those provided to Key Employee immediately prior to the Change in Control;
     provided, however, that no such act or omission shall be treated as “Good Reason” under this § 2.22 if Key Employee has refused a bona fide offer of continued employment with the CPI, a Subsidiary or Affiliate thereof or the CPI’s successor following the Change in Control, the terms of which offer would not amount to Good Reason in accordance with (a) through (d) above; and

     further provided, that no such act or omission shall be treated as “Good Reason” under this § 2.22 unless:
(e)	(1) Key Employee delivers to the Committee a detailed, written statement of the basis for Key Employee’s belief that such act or omission constitutes Good Reason; and
     (2) Key Employee delivers such statement before the later of (i) the end of the ninety (90) day period that starts on the date there is an act or omission which forms the basis for Key Employee’s belief that Good Reason exists, or (ii) the end of the period mutually agreed upon for purposes of this subsection (e)(2) in writing by Key Employee and [the Chairman of] the Committee; and
     (3) Key Employee gives the Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief; and
     (4) Key Employee resigns by submitting a written resignation to the Committee during the sixty (60) day period that begins immediately after the end of the thirty (30) day period described in subsection (e)(3) above if Key Employee reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period; or
(f)	The CPI states in writing to Key Employee that Key Employee has the right to treat any such act or omission as Good Reason under this Plan and Key Employee resigns during the sixty (60) day period that starts on the date such statement is actually delivered to Key Employee.

(g)	If Key Employee consents in writing to any reduction described in § 2.22(a) or (b), to any transfer described in § 2.22(c) or to any failure described in § 2.22(d) in lieu of exercising Key Employee’s right to resign for Good Reason and delivers such consent to the CPI, the date such consent is delivered to CPI thereafter shall be treated under this definition as the date of a Change in Control for purposes of determining whether Key Employee subsequently has Good Reason under the Plan as a result of any subsequent reduction described in § 2.22(a) or (b), any subsequent transfer described in § 2.22(c) or any subsequent failure described in § 2.22(d).
     2.23. Protection Period” shall mean the two (2) year period which begins on the date of a Change in Control; provided, however, a resignation by Key Employee shall be treated under this Plan as if made during Key Employee’s Protection Period if:

(a)	Key Employee gives the Committee the statement described in subsection (e)(1) of the second proviso of § 2.22 prior to the end of the thirty (30) day period that immediately follows the end of the Protection Period and Executive thereafter resigns within the period described in such subsection (e); or

(b)	CPI provides the statement to Key Employee described in subsection (f) of the second proviso of § 2.22 prior to the end of the thirty (30) day period that immediately follows the end of the Protection Period and Key Employee thereafter resigns within the period described in such subsection (f).
§ 3.
     By amending § 8 to read as follows:
     8.1. Continuation or Assumption of Plan or Awards. If (1) there is a Change in Control of CPI and this Plan and the outstanding Awards granted under this Plan are continued in full force and effect or there is an assumption or substitution of the outstanding Awards granted under this Plan in connection with such Change in Control and (2) (i) a Key Employee’s employment with the CPI, any Subsidiary of the CPI, any Parent of the CPI, or any Affiliate of the CPI is terminated at the CPI’s initiative for reasons other than Cause or is terminated at the Key Employee’s initiative for Good Reason within the Protection Period or (ii) a Director’s service on the Board terminates for any reason within the two-year period starting on the date of such Change in Control, then any outstanding issuance and forfeiture conditions on such Key Employee’s or Director’s Awards automatically shall expire and shall have no further force or effect on or after the date his or her employment or service so terminates.
     8.2. No Continuation or Assumption of Plan or Awards. If there is a Change in Control of CPI and the outstanding Awards granted under this Plan are not continued in full force and effect or there is no assumption or substitution of the Awards granted under this Plan in connection with such Change in Control, then (1) any then outstanding issuance and forfeiture conditions on Awards granted under this Plan automatically shall be deemed 100% satisfied as of the date of such Change in Control, and (2) the Awards shall be automatically cancelled in exchange for the cash payment, if any, owed under such Awards as of the date of such Change in Control; provided, if any issuance or forfeiture condition described in this § 8 relates to satisfying any performance goal and there is a target for such goal, such issuance or forfeiture condition shall be deemed satisfied under this § 8.2 only to the extent of such target unless such target has been exceeded before the date of such Change in Control, in which event such issuance or forfeiture condition shall be deemed satisfied to the extent such target had been so exceeded.
     IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Amendment Number Six to be executed by its duly authorized officers and its seal to be affixed as of this 15th day of May, 2009.

Cousins Properties Incorporated
By:	/s/ Robert M. Jackson
	Name:	Robert M. Jackson
	Title:	Senior Vice President, General Counsel and Corporate Secretary